Exhibit 99.1
News Release
Contact: Mac McConnell
Senior Vice President, Finance
713-996-4700
www.dxpe.com

DXP ENTERPRISES ANNOUNCES FIRST QUARTER RESULTS
SALES INCREASE 33.8% - NET INCOME INCREASES 49.0%

Houston, TX, -- April 24, 2007 - DXP Enterprises, Inc. (NASDAQ: DXPE) today announced net income of $3,727,000 for the first quarter ended March 31, 2007, with diluted earnings per share of $.65 compared to net income of $2,502,000 and diluted earnings per share of $.44 for the first quarter of 2006. Sales increased 33.8% to $83.6 million from $62.5 million for the first quarter of last year. Sales by the four businesses acquired in 2006 accounted for $10.2 million of the sales increase. Excluding sales by the four acquired businesses, sales for the first quarter of 2007 increased 17.5% from the first quarter of 2006. The sales increase is primarily due to a broad based increase in sales of pumps, bearings, safety products and mill supplies.

David R. Little, Chairman and Chief Executive Officer said, “Our internal growth strategies and the execution of those strategies continue to gain us market share and improved profitability. In addition, the execution and implementation of our acquisition strategies has been outstanding with excellent results. Our new team members from each acquisition have been a big part of our success as they have adopted our culture and vision. We are excited about the prospects for 2007 and our outlook continues to be strong.”

Mac McConnell, Senior Vice President and Chief Financial Officer said, “I continue to be pleased with our ability to integrate, grow and increase the profits of the businesses we acquired over the last several years.”

DXP Enterprises, Inc. is a leading products and service distributor focused on adding value and total cost savings solutions to MRO and OEM customers in virtually every industry since 1908. DXP provides innovative pumping solutions, integrated supply and MROP (maintenance, repair, operating and production) services that emphasize and utilize DXP’s vast product knowledge and technical expertise in pumps, bearings, power transmission, seals, hose, safety, fluid power, electrical and industrial supplies. DXP’s breadth of MROP products and service solutions allows DXP to be flexible and customer driven, creating competitive advantages for our customers.

DXP’s innovative pumping solutions provide engineering, fabrication and technical design to meet the capital equipment needs of its global customer base. DXP provides solutions by utilizing manufacturer authorized equipment and certified personnel. Pump packages require MRO and OEM equipment such as pumps, motors and valves, and consumable products. DXP leverages its MROP inventories and technical knowledge to lower the total cost and maintain the quality of the pump package.

SmartSource, a DXP integrated supply program, allows a more efficient way to manage the customer’s supply chain needs for MROP products. The program allows the customer to transfer all or part of its supply chain needs to DXP, so the customer can focus on its core business. SmartSource effectively lowers costs by outsourcing purchasing, accounting, and on-site supply management to DXP, which reduces the duplication of effort by the customer and supplier. DXP’s broad range of first-tier products provides an efficient measurable solution to reduce cost and streamline procurement and sourcing operations.

The Private Securities Litigation Reform Act of 1995 provides a “safe-harbor” for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made by or to be made by the Company) contains statements that are forward-looking. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future; and accordingly, such results may differ from those expressed in any forward-looking statement made by or on behalf of the Company. These risks and uncertainties include, but are not limited to; ability to obtain needed capital, dependence on existing management, leverage and debt service, domestic or global economic conditions, and changes in customer preferences and attitudes. For more information, review the Company's filings with the Securities and Exchange Commission.
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UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2007	2006
Sales	$ 83,631	$ 62,512
Cost of sales	58,694	45,159
Gross profit	24,937	17,353
Selling, general and administrative expense	18,231	12,919
Operating income	6,706	4,434
Other income	18	7
Interest expense	(590)	(363)
Minority interest in loss of consolidated subsidiary	-	21
Income before taxes	6,134	4,099
Provision for income taxes	2,407	1,597
Net income	3,727	2,502
Preferred stock dividend	(23)	(23)
Net income attributable to common shareholders	$ 3,704	$ 2,479

Basic income per share	$ 0.72	$ 0.51
Weighted average common shares outstanding	5,128	4,887
Diluted income per share	$ 0.65	$ 0.44
Weighted average common and common equivalent shares outstanding	5,758	5,659

UNAUDITED CALCULATION OF EBITDA* (IN THOUSANDS)
	Three Months Ended March 31,
	2007	2006
Income before income taxes	$ 6,134	$ 4,099
Plus interest expense	590	363
Plus depreciation and amortization	428	248
EBITDA	$ 7,152	$ 4,710

*EBITDA - earnings before interest, taxes, depreciation and amortization.